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                                                                     Exhibit 5.1

                        O'SULLIVAN GRAEV & KARABELL, LLP
                              30 ROCKEFELLER PLAZA
                               NEW YORK, NY 10112



                                                                November 4, 1999


dj Orthopedics, LLC
DJ Orthopedics Capital Corporation
DonJoy, L.L.C.
2985 Scott Street
Vista, California  92083


Ladies and Gentlemen:

                  We have acted as special counsel to dj Orthopedics, LLC (the "Company"), DJ Orthopedics Capital Corporation ("DJ Capital" and together with the Company, the "Issuers") and DonJoy, L.L.C. ("DonJoy") in connection with the Issuers' offer (the "Exchange Offer") to exchange their 12 5/8% Senior Subordinated Notes due 2009 (the "Old Notes"), which are guaranteed by DonJoy, for a like principal amount of any or all of their outstanding 12 5/8% Senior Subordinated Notes due 2009 (the "New Notes"), which will be guaranteed by DonJoy (the "Guarantee").

                  We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

                  Upon the basis of the foregoing, we are of the opinion that:

                  1. The New Notes have been duly authorized and, assuming the due execution and delivery of the New Notes, when the New Notes are executed, authenticated and delivered in accordance with the Indenture dated as of June 30, 1999 (the "Indenture") among the Issuers, DonJoy and the Bank of New York, as Trustee, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the New Notes will be valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity.

                  2. When the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantee will be the valid and binding obligation of DonJoy enforceable against DonJoy in accordance with it terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity.
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dj Orthopedics, LLC
DJ Orthopedics Capital Corporation
DonJoy, L.L.C.
2985 Scott Street
Vista, California 92083
Page 2

                  We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

                  This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.



                                         Very truly yours,



                                         /s/ O'Sullivan Graev & Karabell, LLP
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